Exhibit 99.1

Alliqua Biomedical Announces Expansion to its Exclusive Licensing Agreement with Celgene Cellular Therapeutics

Amendment Expands Field of Use for Biovance® to Include Podiatric and Orthopedic Applications

LANGHORNE, PA -- October 6, 2014 -- Alliqua Biomedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), today announced that the Company has amended its exclusive licensing agreement with Celgene Cellular Therapeutics (“CCT”), a subsidiary of Celgene Corporation. Under the terms of the amended agreement, Alliqua has received the right to market the advanced wound care product, Biovance®, for podiatric and orthopedic applications.

Biovance® is a, decellularized, and dehydrated, human amniotic membrane allograft, which was commercially launched by Alliqua on April 23, 2014. The product is currently indicated for the management of non-infected partial- and full-thickness wounds, including chronic and acute wounds such as diabetic ulcers, pressure ulcers, venous ulcers, chronic vascular ulcers, tunnel/undermined wounds, surgical wounds (donor sites/grafts, dehiscence), trauma wounds (abrasions, lacerations, second degree burns, and skin tears), and draining wounds, The field of use for Biovance® has been expanded to include podiatric and orthopedic applications including sports medicine-related conditions pertaining to use during the repair of tendon, nerve and bone in the foot and ankle, as well as other surgical procedures in these specialty areas.

“I believe that the ability for musculoskeletal surgeons to have access to this technology will be a significant advantage for both surgeons and patients. I have found that this particular product assists in healing the most challenging tendon tears in the lower extremity and that its ease of use and early clinical results are exceptional,” said Dr. Stephen Brigido, Section Chief of Foot and Ankle Reconstruction at Coordinated Health in Bethlehem Pa.

“We are very pleased with the expansion of the Biovance® field of use to include podiatric and orthopedic applications, and we view this development as another example of the success of our collaborative relationship with CCT,” said David Johnson, Chief Executive Officer of Alliqua. “We expect this license expansion to offer our physician customers the ability to use Biovance® as a therapy for more patients, which should further the progress we are making in the early commercialization of the product line.”

About Alliqua BioMedical, Inc.

Alliqua BioMedical is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua BioMedical provides a suite of technological solutions intended to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua BioMedical currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua BioMedical can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua BioMedical’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua BioMedical to develop and custom manufacture a wide variety of hydrogels. Alliqua BioMedical's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

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Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company's liquidity to pursue its complete business objectives; inadequate capital; the Company's ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company's products; technical problems with the Company's research and products; the Company's ability to expand its business through strategic acquisitions; the Company's ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 24, 2014, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com